Exhibit 10.2

CONTRACT OF EMPLOYMENT

has today been made between

DanDrit Biotech A/S
CVR nr. 26 02 73 22

c/o Symbion Science Park
Fruebjergvej 3

(hereinafter referred to as the "Company")

and

Lone Degn

Ved Lindelund 283

2605 Brnndby

(hereinafter referred to as the "Employee")

(The Company and the Employee hereinafter jointly referred to as the "Parties")

WHEREAS

a)	the Employee shall take up the position as CFO with the Company as from 12 March 2015, and

b)	the Parties to this Contract wish to specify the terms applying to the Employee's employment with the Company.

1.	Job Title and Main Responsibilities

1.1	The Employee shall be employed under the title of CFO and shall be in charge of a number of tasks for the Company. The tasks shall be carried out with responsibility and reference to the person(s) appointed by the Company's management from time to time.

1.2	The CFO shall be responsible for:

1.2.1	Preparing and file all SEC filings - quarterly and yearly. Including any press releases or other necessary information to wards the market

1.2.2	Oversee the management and coordination of all fiscal reporting activities for the organization.

1.2.3	Develop and maintain systems of internal controls to safe guard financial assets of the organization. Oversee the coordination and activities of independent auditors.

1.2.4	Monitor banking activities of the organization.

1.2.5	Report to the Board of Directors and deliver financial information as may be requested from the Board of Directors from time to time.

1.2.6	Day-to-day administration and bookkeeping.

1.2.7	In the daily operations the CFO will report to the CEO.

1.3	The Board of Directors is to lay down the instructions applying at any time to the activities of the Company and the CFO shall be accountable to the Board of Directors for the activities of the Company being carried out in accordance with such instructions as well as in accordance with the Articles of Association of the Company and prevailing legislation. The CFO shall present any issue of an extraordinary nature or of great importance to the Board of Directors or, alternatively, to its Chairman.

1.4	The CFO is to be obliged to attend meetings of the Board of Directors, if requested by the Board of Directors.

1.5	The CFO shall agree to be appointed CFO of companies that are part of the DanDrit Biotech Group if the Company so choose. Currently the Employee will be appointed CFO in DanDrit Biotech USA, Inc. separate remuneration for such directorships is to be payable.

2.	Commencement Date and Remuneration

2.1	The Employee shall take up the position on 12 March 2015.

2.2	The Employee's salary shall amount to DKK 60,000 per month paid on the last business day of every month, the first time being on 3 1 March 2015.

2.3	Adjustment of the remuneration shall be taken up for discussion first time in January 2016 and hereinafter once every year in January. Any adjustments will take effect on the following February.

2.4	All expenses in connection with the Employee's work, including travel expenses, entertainment, accommodation and meals shall be reimbursed by the Company according to vouchers submitted in connection with work carried out outside the workplace.

3.	Employee Benefits

3.1	The Company shall pay all expenses in connection with the Employee's mobile phone, internet connection at home and set a laptop at the disposal of the Employee.

3.2	Against compensation equivalent to the value for tax purposes, the Company shall be entitled to request that the Employee returns the above-mentioned employee benefits during a period of notice, if the Employee has been released from his obligations to attend work during this period.

3.3	The tax implications of the Employee's use of the above-mentioned employee benefits are of no concern to the Company; however the Company will report the Employee's dispose of the benefits in accordance with the regulation in force from time to time.

4.	Pension Scheme

4.1	The Company shall paid a pension contribution to a pension fund, bank account or similar to be decided by the Employee. The Company makes a pension contribution of I 0 per cent of the Employee's yearly salary. The Company's share of the pension contribution shall be paid in addition to the salary mentioned under Clause 2.2.

5.	Workplace and Working Hours

5.1	The Employee's workplace shall be at Bredgade 75, 1260 Copenhagen K or at home, however the Employee shall be obliged to participate in meetings and other arrangements outside the workplace. Furthermore the Employee shall anticipate minor travel activities in and outside normal working hours, primarily to the USA.

5.2	The Employee's normal working hours shall be 37 hours per week.

5.3	However, work outside normal working hours may occur, and the Employee shall be obliged to work the number of hours required. The Employee shall not receive specific overtime compensation.

6.	Duties during the Employment

6.1	As long as the Employee is employed by the Company, he shall not be entitled to be the owner of or take any active or passive part in any other business or to have any other paid work or to assume paid duties with out the written consent of the Company's Managing Director in each case. A similar obligation shall apply to unpaid duties which to a high degree may take up the Employee's capacity for work.

7.	The Danish Holiday Act

7.1	The Employee shall be subject to the Danish Holiday Act and shall be entitled to holidays of the same duration as provided in the Danish Holiday Act in force from time to time.

7.2

In addition the Employee is - subject to the number of statutory days of holiday pursuant to the Danish Holiday Act is not increased - entitled to an additional 5 days of holiday, which is regulated including earned in accordance with the Danish Holiday Act. These Holidays are, however, always spent as the last in the holiday year; they cannot be transferred to the following holiday year and cannot be paid out in case of the resignation of the Employee. These holidays can be spent without any notice given in accordance with the Danish Holiday Act, and the Company can claim them to be spent without any notice given.

7.3	The Company is entitled to place the holidays under Clauses 7.1 and 7.2, if no agreement can be made with the Employee. The Parties have agreed to a shorter period of notice in accordance with Section 21 (2) cf. Section 15 (2) of the Danish Holiday Act, and the period of notice in relation to the main holidays is now 1 month and in relation to the remaining holidays is 1 week. It is also agreed in accordance with Section 21(2) cf. Section 16 (1) of the Danish Holiday Act, that the main holidays can be placed in the period of notice in relation to termination, even though the period of notice is 3 months or less, and even though the period of notice is not extended by the number of days of holiday.

7.4	The Employee shall determine her holidays in consultation with the Company's management.

8.	Intellectual Property Rights, etc.

8.1	All intellectual property rights - including copyrights, photo rights, patent rights, design rights and trademark rights - in creations of any kind, such as copy, computer software or marketing principles, etc., which have been created as part of the general employment or which are the result of the Employee's assignment for the Company, shall belong to the Company, however subject to mandatory statutory rules.

8.2	The Company shall thus be fully entitled to exercise the said rights and make use of the said creations, and the Company shall furthermore be fully entitled to reassign the rights and creations to any third party.

8.3	Any assignment of rights shall be conclusive and shall not lapse at the end of the employment.

9.	Professional Secrecy and Return of Equipment

9.1	During the employment, confidential information about the Company will come to the Employee's knowledge. If such information comes to the knowledge of the Company's competitors, it may cause serious damage to the Company. The Employee acknowledges the Company's interest in the Employee's acceptance and observance of stricter professional secrecy.

9.2	The Employee shall have a duty of confidentiality as regards any confidential information about the Company and the Company's operations which may come to the knowledge of the Employee during his employment with the Company. The only exemption is information which should ipso facto be disclosed to a third party.

9.3	The Employee is not entitled to use or disclose confidential information to a third party.

9.4	Confidential information includes information about the Company's product development, manufacturing processes and research which is not accessible to the public.

9.5	The professional secrecy and the prohibition against the use of confidential information shall apply during the employment and after the termination of the employment, see Section 19 of the Danish Marketing Practices Act.

9.6	Any breach in respect of professional secrecy and/or the prohibition against the use of confidential information shall constitute material breach and will result in the termination of the employment, and/or the Employee shall be liable in damages for the Company's loss caused by the breach.

9.7	When the Employee actually retires - regardless of the cause - all equipment etc. belonging to the Company in the Employee's possession shall be returned to the Company. No lien can be exercised in any equipment etc. belonging to the Company.

10.	Termination

10.1	This employment may be terminated by either party according to the provisions of the Danish Salaried Employees Act.

11.	Illness

11.1	The Company shall be notified immediately in the case of absence due to illness. Notification shall be in compliance with the Company's Employee Manual in force from time to time.

11.2	If the Employee has not been able to work for a period of 120 days during 12 consecutive months, the Employee may be dismissed at one month's notice to the end of a month, see section 5(2) of the Danish Salaried Employees Act.

11.3	The Employee is entitled to one day of absence on the Employee's child's first day of illness. The Company shall be notified in accordance with Clause 11.1.

12.	E-mails, Internet and Personal Data

12.1	As part of the employment, the Company shall process a number of general personal data about the Employee. The processing shall be in accordance with good practice for processing of data, and furthermore as described in the Danish Act of Processing Personal Data in force from time to time.

12.2	The processing shall not include confidential personal data.

13.	Other terms

13.1	This employment is subject to the Danish Salaried Employees Act.

13.2	By signing this employment contract, the Employee declares not to be bound by any non-competition or non-solicitation clauses from previous employments, which will prevent the employee from carrying out the job specified in Clause 1. The same applies for any other clauses and obligations restricting business activity, including any obligations according to the Danish Marketing Practices Act and the Danish Employees' Inventions Act.

14.	Applicable Law and Venue

14.1	This Contract shall be governed by Danish law and shall be construed in accordance therewith.

14.2	Disputes of any nature under this Contract shall be settled by the ordinary courts in Denmark.

This Contract has been drawn up in two copies which have been distributed to the Employee and the Company, respectively.

Copenhagen: March 12, 2015	Copenhagen, March 12, 2015
On behalf of the Company:	The Employee:

/s/ N. E. Nielsen	/s/ Lone Degn
N. E. Nielsen	Lone Degn